                                  EXHIBIT 23.1

            CONSENT OF INPEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the caption "Experts" in the Registration Statement as amended on Form S-4 to be filed on or about October 19, 2004 and related Prospectus of KB Home for the registration of $350,000,000 of its 6 3/8% Senior Notes due 2011 and to the incorporation by reference therein of our report dated December 17, 2003, with respect to the consolidated financial statements of KB Home included in its Annual Report on Form 10-K for the year ended November 30, 2003, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Los Angeles, California
October 19, 2004